EX.99.(b)(9)(hhh)

                      TRANSFER AGENCY AGREEMENT SUPPLEMENT

                            (Boston Partners Classes)
                                (Investor Class)

     This supplemental agreement is entered into this 16th day of October, 1996 by and between THE RBB FUND, INC. (the "Company") and PFPC Inc., a Delaware corporation (the "Transfer Agent"), which is an indirect, wholly owned subsidiary of PNC Bank Corp.

     The Company is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Company and the Transfer Agent have entered into a Transfer Agency Agreement, dated as of November 5, 1991 (as from time to time amended and supplemented, the "Transfer Agency Agreement"), pursuant to which the Transfer Agent has undertaken to act as transfer agent, registrar and dividend disbursing agent for the Company with respect to the Shares of the Company, as more fully set forth therein. Certain capitalized terms used without definition in this Transfer Agency Agreement Supplement have the meaning specified in the Transfer Agency Agreement.

     The Fund agrees with the Transfer Agent as follows:

     1. ADOPTION OF TRANSFER AGENCY AGREEMENT. The Transfer Agency Agreement is hereby adopted for the Boston Partners Large Cap Value Fund (the "Fund") Investor Class of Common Stock (Class RR) of the Fund.

     2. COMPENSATION. As compensation for the services rendered by the Transfer Agent during the term of the Transfer Agency Agreement, the Fund will pay to the Transfer Agent, with respect to such Class of the Fund, monthly fees that shall be agreed to from time to time by the Company and the Transfer Agent, for each account open at any time during the month for which payment is being made, plus certain of the Transfer Agent's expenses relating to such services.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.


THE RBB FUND, INC.                                 PFPC INC.



By______________________                           By_______________________